UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 7, 2006

Date of Report (Date of earliest event reported):

Commission File Number: 000-31567

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Bio-Warm Corporation

(formerly Rapid Bio Tests Corporation)

(Exact name of small business issuer as specified in its charter)
Nevada	35-0511303
(State of other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification Number)

17011 Beach Blvd., Suite 1230

Huntington Beach, CA 92647

(Address of principal executive offices)

(714) 843-5462

(Issuer's Telephone Number)

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On September 7, 2006, the Board of Directors of Bio-Warm Corporation (the "Company") appointed John Nguyen to fill a vacancy on the Company's Board of Directors and also named Mr. Nguyen as the Interim President.

    John Nguyen holds a B.S. degree in Business Administration from University of Southern California with an emphasis in finance and a Certificate of Accounting from the University of Los Angeles Extension Program. Prior to joining Bio-Warm Corp., Mr. Nguyen has been serving as Director of Business Development for Providential Holdings, Inc., a publicly-traded company.

    From 2003 through 2005, Mr. Nguyen held the position of Senior Financial Analyst at Technicolor Multimedia, a worldwide media conglomerate. In this capacity, he performed various functions to include cost-benefit analysis, budget analysis, pro-forma forecasts and other ad hoc management reports. He was also appointed to the internal auditing team in preparation for the ISO-9001 certification process.

    From 2000 through 2002, Mr. Nguyen was the Senior Accounting Manager For Ritek Global Media, a worldwide media disc manufacturer. In this capacity, he was responsible for managing the general ledger and analyzing cost center budgets. In addition, Mr. Nguyen assisted in coordinating and performing research for developing technologies. Mr. Nguyen also developed and implemented operational company procedures to assist in the streamlining process.

    Currently, Mr. Nguyen is serving as Director of the Youth Ministry at  Vietnamese Alliance Church of San Gabriel Valley, El Monte, California.

    On September 7, 2006, Johnny Park and Dong Won Lee tendered their resignations from their positions as Officers and Directors of the Company.  The resignations were accepted by the Company's Board of Directors and are effective immediately.  There were no disagreements between the Company and Mr. Park or Mr. Lee on any matters relating to the Company policies or practices.  Mr. Park resignation letter is attached hereto as Exhibit 17.4 and Mr. Lee's resignation letter is attached hereto as Exhibit 17.5.

Item 9.01    Financial Statements and Exhibits

Exhibit 17.4    -    Johnny Park's Letter of Resignation, dated September 7, 2006

Exhibit 17.5    -    Dong Won Lee's Letter of Resignation, dated September 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 13, 2006

BIO-WARM CORPORATION

s/ John Nguyen

John Nguyen,

Interim President